Exhibit 99.1

First Niagara Promotes Daniel Cantara to Senior Executive Vice President and Chief Banking Officer

-- All customer-facing businesses under the leadership of the Chief Banking Officer --

BUFFALO, N.Y., December 17, 2012 - First Niagara Financial Group, Inc. (NASDAQ:FNFG) promoted Daniel E. Cantara III to serve as Senior Executive Vice President and Chief Banking Officer, responsible for oversight and leadership of all customer-facing businesses at the regional bank.

“Dan is a proven executive who consistently delivers exceptional results for our organization,” President and Chief Executive Officer John R. Koelmel said. “Aligning all aspects of the customer experience under Dan's leadership, across all products and services, is a continuation of our strategy to optimize and drive growth and will enable us to more fully realize the opportunities within each of our markets.”

In addition to continuing his direct responsibility for First Niagara's Commercial Services Group, as well as oversight of the Consumer Finance business under Executive Vice President Andrew Fornarola, Cantara's expanded role will now also include all Retail Banking operations under Executive Vice President Mark Rendulic's leadership.

“I'm very proud of First Niagara's record of meeting and exceeding the needs of all customers in the communities we serve, not only as a bank and financial services provider, but as a leading corporate citizen,” Cantara said. “The success we've achieved is thanks to the thousands of First Niagara team members who devote themselves to doing great things for our customers and neighbors, and I'm excited to have the opportunity to make sure they have the support they need to further grow and succeed, each and every day.”

Cantara has led First Niagara's Commercial Services Group since 2007, and its financial services businesses, including insurance, benefits consulting and wealth management, since 2001, when he first joined the company. Under his leadership, the company's commercial lending business has established itself as a top regional franchise, with industry leading growth and performance. Prior to joining First Niagara, Cantara spent more than 20 years in public accounting, including eight with Price Waterhouse and 12 as the managing partner of a regional accounting firm he co-founded.

A lifelong resident of Western New York, Cantara is active in the community, and serves on multiple boards, including the Albright Knox Art Gallery, the Buffalo Niagara Partnership, the Richardson Olmstead Complex, and is former Chair of Artpark & Company. He is also a member of the University at Buffalo School of Management Dean's Advisory Council, the Buck Institute Advisory Council and the Dean's International Council at the Harris School of Public Policy at the University of Chicago.

He earned his bachelor's degree in accounting and an MBA from the State University of New York at Buffalo and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

About First Niagara

First Niagara, through its wholly owned subsidiary, First Niagara Bank, N.A., is a multi-state community-oriented bank with approximately 430 branches, $36 billion in assets, $28 billion in deposits, and approximately 6,000 employees providing financial services to individuals, families and businesses across Upstate New York, Pennsylvania, Connecticut and Massachusetts. For more information, visit www.firstniagara.com.

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First Niagara Contacts

Investors:	Ram Shankar
Senior Vice President, Investor Relations
(716) 270-8623
ram.shankar@fnfg.com

News Media:	Jodi Johnston
Director, Corporate Media Relations
(716) 515-8762
jodi.johnston@fnfg.com